 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Watermark Lodging Trust, Inc. of our report dated March 12, 2021 relating to the financial statements and financial statement schedules, which appears in Watermark Lodging Trust, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
New York, NY
April 6, 2021